EXHIBIT 99.1

NEWS RELEASE

        CRYOLIFE ANNOUNCES AGREEMENTS IN PRINCIPLE TO SETTLE SHAREHOLDER
            CLASS ACTION AND SHAREHOLDER DERIVATIVE ACTION LAWSUITS

ATLANTA, July 28 /PRNewswire-FirstCall/ -- CryoLife, Inc. (NYSE: CRY), a biomaterials and biosurgical device company, announced today that it has reached an agreement in principle to settle the securities class action lawsuit pending in the United States District Court for the Northern District of Georgia arising out of allegedly inadequate disclosures prior to the FDA's August 2002 tissue recall. The settlement will resolve all claims asserted against the Company and the individual defendants in this case.

The terms of the settlement, which must be approved by the court following notice to the class, include a total settlement of $23.25 million, approximately $11.5 million of which is expected to be paid from insurance proceeds. The remainder is expected to be comprised of a cash payment from the Company of approximately $8.0 million, expected to be made in the third or fourth quarter, and common stock with a stipulated value of approximately $3.75 million. Based on a stock price of $7.90, the Company expects that the settlement will include approximately 475,000 shares of CryoLife common stock. The actual number of common shares issued will depend on the stock price at the time of distribution. Management expects to record a pre-tax charge of approximately $11.75 million in the second quarter of 2005 for the combined value of the cash and common stock.

The Company and the individual defendants have denied any wrongdoing and liability whatsoever, and the settlement does not contain any admission of liability. While the court previously dismissed a number of plaintiffs' claims in a ruling on the Company's motion for summary judgment, the court also ruled that several claims could proceed to trial. Plaintiffs intended to seek damages at trial in excess of $150 million. Although the Company believes plaintiffs' claims lacked merit, in light of the inherent risks and uncertainties of litigation as well as defense costs, the Company determined to resolve the matter short of trial rather than expose the Company and its current shareholders to these costs and the risk of a potentially catastrophic award at trial.

As previously disclosed, the Company has been in settlement discussions regarding a shareholder derivative action filed in the Superior Court of Fulton County, Georgia. The terms of the proposed settlement, which must be approved by the court, include a cash payment of $3.5 million, which the Company expects to recover from the insurance carriers. As part of the proposed settlement, the Company and its management have also agreed to several changes in corporate governance, including the identification and appointment of a new director with regulatory experience and the formation of a regulatory affairs and quality assurance committee. In the first quarter of 2005, the Company recorded $3.5 million in accrued expenses and other liabilities, and recorded $3.5 million in other receivables, representing amounts the Company expects to recover from the insurance carriers.

Steven G. Anderson, President and CEO of CryoLife, Inc., said: "We are pleased to now have these matters behind us. We believe these settlements will be in the best interest of the Company and its shareholders and will enable us to preserve adequate liquidity for CryoLife's operations. CryoLife has worked very hard over the last three years to strengthen its processes and resolve the regulatory issues from 2002 and subsequent FDA activity. As we look to the future, we are focused on enhancing our leadership position in processing and preserving human tissues, which improve health and quality of life."

About CryoLife, Inc.

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiovascular and vascular surgeries throughout the United States and Canada. The Company's BioGlue(R) Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels and is CE marked in the European Community and approved in Canada for use in soft tissue repair and approved in Australia for use in vascular and pulmonary sealing and repair.

Statements made in this press release that look forward in time or that express management's beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These future events may not occur as and when expected, if at all, and, together with the Company's business, are subject to various risks and uncertainties. These risks and uncertainties include the settlement arrangement may not be finalized, that the Company's 2005 revenues and expenses may not meet its expectations; the possibility that the FDA or other regulatory authorities could impose additional restrictions on the Company's operations, require a recall, or prevent the Company from processing and distributing tissues or manufacturing and distributing other products; that the Company may not have sufficient capital availability to fund its business; that pending litigation cannot be settled on terms acceptable to the Company; that the Company may not have sufficient resources to pay punitive damages (which are not covered by insurance) or other liabilities in excess of available insurance; the possibility of severe decreases in the Company's revenues and working capital; that to the extent the Company does not have sufficient resources to pay the claims against it, it may be forced to cease operations or seek protection under applicable bankruptcy laws; changes in laws and regulations applicable to CryoLife; and other risk factors detailed in CryoLife's Securities and Exchange Commission filings, including CryoLife's Form 10-K filing for the year ended December 31, 2004, its registration statement on Form S-3 (Reg. No. 333-121406), and the Company's other SEC filings. The Company does not undertake to update its forward-looking statements.

For  additional   information  about  the  Company,  visit  CryoLife's  website:
www.cryolife.com

Contact: Joseph T. Schepers
Vice President, Corporate Communications
(770) 419-3355

SOURCE CryoLife, Inc.